                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): February 27, 1998



                            LAMALIE ASSOCIATES, INC.
-------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                                     FLORIDA
-------------------------------------------------------------------------------
                 (State of Other Jurisdiction of Incorporation)

-------------------------------------------------------------------------------

                                                    59-2776441
-------------------------------------------------------------------------------
  (Commission File Number)              (I.R.S. Employer Identification Number)

200 Park Avenue, New York, New York                   10166-0136
-------------------------------------------------------------------------------
(Address of principal executive offices)              (Zip Code)


                                 (212) 953-7900
-------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)
-------------------------------------------------------------------------------

This Report on Form 8-K contains forward-looking statements that are based on the current beliefs and expectations of the Company's management, as well as assumptions made by, and information currently available to, the Company's management. Such statements include those regarding general economic and executive search industry trends. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements, and the Company's future results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Future events and actual results could differ materially from those set forth in or underlying the forward-looking statements.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted. These potential risks and uncertainties include dependence on attracting and retaining qualified executive search consultants, portability of client relationships, restrictions imposed by blocking arrangements, competition, relationship with Amrop International alliance of executive search firms, implementation of acquisition strategy, reliance on information processing systems, and employment liability risk. In addition to the factors noted above, other risks, uncertainties, assumptions, and factors that could affect the Company's financial results are described in the Company's Registration Statement on Form S-1 (File No. 333-26027), originally filed with the Securities and Exchange Commission April 29, 1997, as amended and as effective July 1, 1997.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

Ward Howell International, Inc.

On February 27, 1998, the Company completed the acquisition by merger of Ward Howell International, Inc. ("WHI"), the eighth largest executive search firm in the United States. WHI was merged into a wholly-owned subsidiary of the Company and WHI was the surviving corporation in the merger. The purchase price was determined through arms-length negotiations by the parties and is subject to adjustment based on transaction expenses and certain other items as detailed in the plan of merger. Prior to this transaction, neither the Company, WHI nor any of their affiliates had a material relationship. In connection with the merger, the Company entered into employment agreements with substantially all of the former WHI shareholders.

The purchase consideration was valued at approximately $20 million and consisted of $8.7 million in cash, $7.6 million in notes payable over three years with interest payable at 5 percent per annum, and approximately 190,000 shares of the Company's common stock. Approximately $8.7 million of the purchase consideration was derived from the proceeds of the Company's initial public offering which had been invested in short-term investment securities since July 1997. The acquisition was accounted for as a stock purchase.

Chartwell Partners International, Inc.

On January 13, 1998, the Company filed a report on Form 10-Q with respect to the acquisition of Chartwell Partners International, Inc. ("CPI"). At that time, the Company was in the process of compiling financial statements and related information to determine whether the assets acquired from CPI constituted a "significant amount of assets" within the meaning of Item 2 of Form 8-K. The Company stated in such Form 10-Q that it intended to file any required financial statements under applicable regulations as soon as practicable, but in any event, no later than 60 days after January 20, 1998, the date on which a Current Report on Form 8-K would have been due to have been filed in respect of the CPI acquisition. The Company has determined that the assets acquired from CPI constitute a "significant amount of assets" within the meaning of Item 2 of Form 8-K and is therefore including the required financial statements and pro forma financial information in this Form 8-K.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

     WHI AUDITED HISTORICAL FINANCIAL STATEMENTS
     Independent Auditors' Report
     Balance Sheets as of December 31, 1996 and 1995
     Statements of Operations for the years ended December 31, 1996,
         1995 and 1994
     Statements of Shareholders' Equity for the years ended
         December 31, 1996, 1995 and 1994
     Statements of Cash Flows for the years ended December 31, 1996,
         1995 and 1994
     Notes to Financial Statements

     WHI UNAUDITED INTERIM FINANCIAL STATEMENTS
     Condensed Balance Sheets as of September 30, 1997
         and December 31, 1996
     Condensed Statements of Operations for the nine months
         ended September 30, 1997 and 1996
     Condensed Statements of Cash Flows for the nine months ended
         September 30, 1997 and 1996
     Notes to Condensed Financial Statements

     CPI AUDITED HISTORICAL FINANCIAL STATEMENTS
     Report of Independent Certified Public Accountants
     Balance Sheet as of December 31, 1996
     Statement of Income for the year ended December 31, 1996
     Statement of Stockholder's Equity for the year
         ended December 31, 1996
     Statement of Cash Flows for the year ended December 31, 1996
     Notes to Financial Statements

     CPI UNAUDITED INTERIM FINANCIAL STATEMENTS
     Condensed Balance Sheets as of September 30, 1997
         and December 31, 1996
     Condensed Statements of Income for the nine months
         ended September 30, 1997 and 1996
     Condensed Statements of Cash Flows for the nine months
         ended September 30, 1997 and 1996
     Notes to Condensed Financial Statements
(b) PRO FORMA FINANCIAL INFORMATION.
     Introduction to Unaudited Pro Forma Combined Financial
         Statements
     Unaudited Pro Forma Combined Balance Sheet as
         of November 30, 1997
     Unaudited Pro Forma Combined Statement of Operations for the
         year ended February 28, 1997
     Unaudited Pro Forma Combined Statement of Operations for the
         nine months ended November 30, 1997
     Notes to Unaudited Pro Forma Combined Financial Statements

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.
(Continued)

(c) EXHIBITS.


    Exhibit Number         Description
    --------------         -----------
    2.1                    Agreement and Plan of Merger dated February 27, 1998,
                           by and among Lamalie Associates, Inc., LAI Mergersub,
                           Inc. and Ward Howell International, Inc.

    2.2 Asset Purchase Agreement dated December 29, 1997, by and among Lamalie Associates, Inc., Chartwell
                           Partners International, Inc. and David M. DeWilde

    10.14                  Form of Employment Agreement for former Ward Howell
                           International, Inc. Shareholders

    23.9                   Consent of Arthur Andersen LLP

    23.10                  Consent of KPMG Peat Marwick LLP


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Ward Howell International, Inc.:


We have audited the accompanying balance sheets of Ward Howell International, Inc. (the "Company") as of December 31, 1996 and 1995, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ward Howell International, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                   /s/ KPMG PEAT MARWICK LLP


August 1, 1997

                         WARD HOWELL INTERNATIONAL, INC.

                                 Balance Sheets

                           December 31, 1996 and 1995




             ASSETS                                      1996            1995
                                                         ----            ----

Current assets:
    Cash and cash equivalents                        $  1,437,234       149,487
    Accounts receivable including client
       disbursements, net of allowance for
       doubtful accounts of approximately
       $726,000 in 1996 and $512,000 in 1995            7,226,873     4,636,791
    Employee advances                                     346,149       338,800
    Due from joint venture                                     --        29,600
    Deferred income taxes (note 6)                        136,817       436,451
    Prepaid income taxes                                  107,984       142,780
    Prepaid expenses and other current assets             107,174        45,835
                                                     ------------     ---------

                  Total current assets                  9,362,231     5,779,744
                                                     ------------     ---------

Fixed assets, at cost:
    Furniture, fixtures and equipment                   1,598,374     1,564,232
    Computers and related costs                         1,821,307     1,682,682
    Leasehold improvements                                262,769       250,023
    Assets acquired under capital leases                  103,746       110,156
                                                     ------------     ---------
                                                        3,786,196     3,607,093

    Less accumulated depreciation and amortization     (3,179,067)   (2,965,279)
                                                     ------------     ---------
                  Net fixed assets                        607,129       641,814

Investment in joint ventures                               67,028        52,693
Noncurrent deferred income taxes                               --            --
Other                                                     344,698       301,731
                                                     ------------     ---------

                  Total assets                       $ 10,381,086     6,775,982
                                                     ============     =========

                         WARD HOWELL INTERNATIONAL, INC.


      LIABILITIES AND SHAREHOLDERS' EQUITY                            1996          1995
                                                                      ----          ----

Current liabilities:
    Current portion of notes payable to related
       parties (note 2)                                          $     33,021        85,337
    Current portion of installment notes
       payable (note 2)                                                50,069        57,636
    Due to joint venture (note 2)                                      25,022       109,799
    Accounts payable and accrued liabilities                        1,608,144       358,404
    Accrued profit-sharing contribution
       and bonuses (note 4)                                         3,578,531     2,408,181
    Accrued commissions                                             3,117,336     2,538,013
    Current portion of obligations under capital leases                    --        10,107
                                                                 ------------     ---------
                  Total current liabilities                         8,412,123     5,567,477

Notes payable to related parties, net of current
    portion (note 2)                                                   42,967        75,987
Installment notes payable, net of current
    portion (note 2)                                                   78,565       131,268
Deferred rent (note 3)                                                305,418       338,796
Noncurrent deferred income taxes (note 6)                              52,104        15,077
Other long-term liabilities                                                --         3,227
                                                                 ------------     ---------
                  Total liabilities                                 8,891,177     6,131,832

Shareholders' equity:
    Common stock, $1 par value; 5,000 shares
       authorized; 2,136 shares and 1,664 shares issued
       and outstanding in 1996 and 1995, respectively (note 7)          2,136         1,664
    Additional paid-in capital                                      1,170,248       681,728
    Retained earnings                                                 487,599       149,662
                                                                 ------------     ---------
                                                                    1,659,983       833,054

    Less:
       Shareholders' notes receivable (note 5)                       (170,074)     (188,904)
                                                                 ------------     ---------
                  Total shareholders' equity                        1,489,909       664,150

Commitments and contingencies (notes 3 and 8)

                                                                 ------------     ---------
                  Total liabilities and shareholders'
                     equity                                      $ 10,381,086     6,775,982
                                                                 ============     =========


See accompanying notes to financial statements.

                         WARD HOWELL INTERNATIONAL, INC.

                            Statements of Operations

                  Years ended December 31, 1996, 1995 and 1994



                                                          1996            1995           1994
                                                          ----            ----           ----

Fee revenues                                          $ 25,137,840     17,063,083     16,484,312

Operating expenses:
    Compensation and benefits                           22,370,604     15,318,795     14,191,257
    General and administrative expenses
       (notes 3 and 4)                                   2,078,613      2,271,293      2,144,007
                                                      ------------     ----------     ----------

                Total operating expenses                24,449,217     17,590,088     16,335,264
                                                      ------------     ----------     ----------

                Earnings (loss) from operations            688,623       (527,005)       149,048

Equity in net income of joint ventures                      14,335          8,193         70,548

Other income (expense):
    Interest income (note 5)                                33,936         31,021         22,595
    Interest expense (note 2)                              (16,512)        (5,868)       (48,240)
                                                      ------------     ----------     ----------

                                                            17,424         25,153        (25,645)
                                                      ------------     ----------     ----------

                Earnings (loss) before income taxes        720,382       (493,659)       193,951

Income tax expense (benefit) (note 6)                      382,445       (111,980)       133,720
                                                      ------------     ----------     ----------

                Net earnings (loss)                   $    337,937       (381,679)        60,231
                                                      ============     ==========     ==========


See accompanying notes to financial statements.

                         WARD HOWELL INTERNATIONAL, INC.

                       Statements of Shareholders' Equity

                  Years ended December 31, 1996, 1995 and 1994


                                               Additional                           Shareholders'     Total
                                    Common      paid-in     Retained    Treasury       notes       shareholders'
                                    stock       capital     earnings     stock       receivable      equity
                                   -------     ---------    --------    --------    ------------   ------------

Balance at December 31, 1993       $1,612      625,178      471,110     (22,134)    (215,487)      860,279

Repurchase of 116 shares of
    treasury stock                     --           --           --    (120,176)     101,231       (18,945)
Issuance of 140 shares of
    treasury stock                     --           --           --     142,310     (136,539)        5,771
Issuance of 52 shares of
    common stock                       52       56,550           --          --           --        56,602
Net earnings                           --           --       60,231          --           --        60,231
                                   ------      -------      -------      ------     --------     ---------

Balance at December 31, 1994        1,664      681,728      531,341          --     (250,795)      963,938

Repurchase of 320 shares of
    treasury stock                     --           --           --    (331,520)     219,483      (112,037)
Issuance of 320 shares of
    treasury stock                     --           --           --     331,520     (200,000)      131,520
Payment from shareholders              --           --           --          --       42,408        42,408
Net loss                               --           --     (381,679)         --           --      (381,679)
                                   ------    ---------      -------      ------     --------     ---------

Balance at December 31, 1995        1,664      681,728      149,662          --     (188,904)      644,150

Payment from shareholders              --           --           --          --       60,270        60,270
Issuance of 472 shares of
    common stock                      472      488,520           --          --      (41,440)      447,552
Net earnings                           --           --      337,937          --           --       337,937
                                   ------    ---------      -------      ------     --------     ---------

Balance at December 31, 1996       $2,136    1,170,248      487,599          --     (170,074)    1,489,909
                                   ======    =========      =======      ======     ========     =========



See accompanying notes to financial statements.

                         WARD HOWELL INTERNATIONAL, INC.

                            Statements of Cash Flows

                  Years ended December 31, 1996, 1995 and 1994



                                                              1996          1995         1994
                                                              ----          ----         ----
                                                           ----------      --------    --------

Cash flows from operating activities:
    Net earnings (loss)                                    $  337,937      (381,679)     60,231
                                                           ----------      --------    --------
    Adjustments to reconcile net earnings (loss) to
       net cash provided by (used in) operating
       activities:
          Equity in net income of joint venture               (14,335)       (8,193)    (70,548)
          Depreciation and amortization                       213,787       233,514     230,610
          Provision for doubtful accounts                     965,625       361,564     684,421
          Deferred rent                                       (78,971)       30,210      86,353
          Deferred income taxes                               336,661      (203,430)     19,056
          Changes in operating assets and liabilities:
              Accounts receivable                          (3,555,707)   (1,145,366)   (548,326)
              Employee advances                                (7,349)      (49,121)     53,610
              Due from joint venture                           29,600       (29,600)         --
              Prepaid expenses and other current assets       (61,339)       80,189     (56,296)
              Prepaid income taxes                             34,796       (67,252)    (75,528)
              Other                                           (42,967)      (25,445)   (119,099)
              Accounts payable and accrued liabilities      1,295,333        57,643    (254,744)
              Accrued commissions                             579,323       769,694     322,425
              Accrued profit sharing contribution
                  and bonuses                               1,170,350       159,535     518,962
              Income taxes payable                                 --            --    (164,526)
              Due to joint ventures                           (84,777)     (161,881)    211,482
              Other long-term liabilities                      (3,227)      (67,162)    (67,162)
                                                           ----------    ----------    --------

                  Total adjustments                           776,803       (65,101)    770,690
                                                           ----------    ----------    --------
                  Net cash provided by (used in)
                     operating activities                   1,114,740      (446,780)    830,921
                                                           ----------    ----------    --------

Cash flows from investing activities:
    Distributions from ventures                                    --            --      56,048
    Purchases of fixed assets                                (179,102)     (175,082)   (397,120)
                                                           ----------      --------    --------
                  Net cash used in investing activities      (179,102)     (175,082)   (341,072)

                         WARD HOWELL INTERNATIONAL, INC.


                                                            1996          1995        1994
                                                            ----          ----        ----

Cash flows from financing activities:
    Sales of treasury stock                             $        --     131,520       5,771
    Purchases of stock for treasury                              --    (112,037)    (18,945)
    Payments on notes payable, net                         (145,606)    (51,215)     43,921
    Shareholders' payment on notes receivable                18,830      42,408          --
    Payments on capital lease obligations                   (10,107)    (10,737)    (20,267)
    Sale of common stock                                    488,992          --      56,602
                                                        -----------     -------     -------
                  Net cash provided by (used in)
                     financing activities                   352,109         (61)     67,082
                                                        -----------     -------     -------

                  Net increase (decrease) in cash and
                     cash equivalents                     1,287,747    (621,923)    556,931

Cash and cash equivalents, beginning of year                149,487     771,410     214,479
                                                        -----------     -------     -------

Cash and cash equivalents, end of year                  $ 1,437,234     149,487     771,410
                                                        ===========     =======     =======

Supplemental disclosures of cash flow information:
    Cash paid during the year for:
       Interest                                         $    18,170       9,424      25,000
                                                        ===========     =======     =======

       Taxes                                            $    71,062     177,600     355,000
                                                        ===========     =======     =======
Noncash financing activities:
    Shareholder notes receivable, net                   $   (41,440)     19,483          --
                                                        ===========     =======     =======


See accompanying notes to financial statements.

                         WARD HOWELL INTERNATIONAL, INC.

                          Notes to Financial Statements

                        December 31, 1996, 1995 and 1994



(1) ORGANIZATION, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       ORGANIZATION AND BASIS OF PRESENTATION

       Ward Howell International, Inc. (the "Company") was incorporated in 1951 in the State of Connecticut. The Company is part of the Ward Howell International Group, which unites 20 autonomous firms worldwide into one organization for the purpose of sharing resources, information and conducting international executive searches. These searches relate to all management disciplines in business, industry, government, education, health care and foundations. The Company has offices in New York, Barrington, Chicago, Dallas, Encino, Houston, Stamford, Atlanta, Phoenix and Wisconsin.

       During 1993, the Company entered into two corporate joint ventures, Ward Howell Russia, Inc. and Ward Howell Technologies, Inc., in which it initially acquired a 33% and a 50% equity interest, respectively. These two join ventures were established to penetrate the Eastern Europe and high-tech markets for executive search. The Company accounts for its investments in joint ventures using the equity method of accounting. At December 31, 1996, 1995 and 1994, the Company had a 30% interest in Ward Howell Russia, Inc. Ward Howell Technologies, Inc. had been dissolved and the Company's investment was written off in 1994.

       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       REVENUE RECOGNITION

       The Company generates substantially all of its revenues from fees for professional services, which are recognized as fee revenue as clients are billed, generally over a 60- to 90-day period commencing with the initial acceptance of a search. Fee revenue is presented net of adjustments to original billings.

       DEPRECIATION AND AMORTIZATION

       Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which generally approximate five years.

       Leasehold improvements are amortized over the terms of the related leases or the estimated useful lives of the improvements, whichever is less.

       INCOME TAXES

       Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                         WARD HOWELL INTERNATIONAL, INC.

(1),   CONTINUED

       CASH EQUIVALENTS

       The Company considers all highly liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents.

       USE OF ESTIMATES

       The preparation of financial statements in accordance with generally accepted accounting principles requires management to make a number of estimates and assumptions that affect the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(2)    RELATED PARTY TRANSACTIONS

       Notes payable to related parties represent amounts due to former shareholders for repurchases of common stock. The notes are payable in annual installments with maturities from 1996 through 2000, and bear interest at rates ranging from 5.8% to 7.94% at December 31, 1996. Interest expense on notes payable aggregated approximately $8,000, $6,000 and $21,000 in 1996, 1995 and 1994, respectively, including approximately $3,000, $5,000 and $9,000 that was accrued at December 31, 1996, 1995 and
       1994, respectively. In addition, the Company has outstanding installment notes payable that have been guaranteed by certain shareholders. These notes are payable in monthly installments through 1999 and bear interest at the prime rate plus one and one-half percent. At December 31, 1996, the prime rate was 8.25%.

       Aggregate future maturities of notes payable as of December 31, 1996 are approximately as follows:


           Year ending December 31                           Amount
           -----------------------                           ------

                   1997                                    $ 83,000
                   1998                                      69,000
                   1999                                      48,000
                   2000                                       5,000
                                                           --------

                                                           $205,000
                                                           ========

       Included in due to joint ventures are commissions owed to the joint ventures and fees collected on behalf of the joint ventures.

                         WARD HOWELL INTERNATIONAL, INC.

(3)    RENT EXPENSE AND COMMITMENTS

       The Company leases its office facilities under agreements that provide for scheduled rent increases and rent abatements. Rent expense is recognized on a straight-line basis, rather than in accordance with lease payment schedules, for purposes of recognizing a consistent annual rent expense. Scheduled base rent increases and the effects of rent abatements are spread evenly over the terms of the respective leases in order to effect a straight-line rent expense amount over the term of the related leases.

       Noncancelable leases for office space expire on various dates through 2003. The following is a schedule of approximate future minimum lease payments:

                Year                                 Amount
                ----                                 -------
                1997                               $  955,000
                1998                                  810,000
                1999                                  758,000
                2000                                  635,000
                2001                                  535,000
                Thereafter                            669,000
                                                   ----------
                                                   $4,362,000
                                                   ==========


       The leases provide for additional payments for real estate taxes and other costs.

       In 1996, 1995 and 1994, rent expense aggregated approximately $1,028,000, $1,057,000, and $1,039,000, respectively.


(4)    PROFIT SHARING 401(K) PLAN

       The Company has a profit-sharing 401(k) plan that covers substantially all employees. Contributions to the plan by the Company are limited to 15% of participants' aggregate annual compensation with limitations on contributions for each participant of 25% of compensation not to exceed $30,000. Excess amounts (amounts in excess of $30,000) may be paid in the form of bonuses. Profit-sharing expense pertaining to the 401(k) plan for 1996, 1995 and 1994, net of forfeitures, was approximately $1,156,600, $1,057,000 and $1,386,000, respectively, and is included in the accompanying statements of operations in profit sharing contribution and general and administrative expenses.


(5)    SHAREHOLDERS' NOTES RECEIVABLE

       Shareholders' notes receivable represent amounts due for the purchase by shareholders of common stock. The notes are due in annual installments with maturities from 1995 through 1998, and bear interest at 5.88% per annum.

                            WARD HOWELL INTERNATIONAL, INC.

(6)    INCOME TAXES

       Income tax expense (benefit) for the years ended December 31, 1996 and 1995 is composed of the following components:

                                      1996        1995       1994
                                      ----        ----       ----
                    Current:
                        Federal    $   9,734          --     95,087
                        State         36,050      66,900     19,577
                        Deferred     336,661    (178,880)    19,056
                                   ---------    --------    -------
                                   $ 382,445    (111,980)   133,720
                                   =========    ========    =======

       Deferred income taxes included in the respective balance sheets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes. A schedule of the temporary differences and the related tax effect follows:

                                              1996          1995
                                              ----          ----

         Allowance for doubtful accounts   $ 148,830     104,960
         Depreciation and amortization       (52,104)    (20,500)
         Accrued lease termination costs       1,323      27,134
         Tax credit/other carryforward       (13,336)    309,780
                                           ---------     -------
                                           $  84,713     421,374
                                           =========     =======

       The Company's deferred tax assets and liabilities as of December 31, 1996 and 1995 consist of the following:

                                               1996                        1995
                                       -----------------------      -----------------------
                                       Current      Noncurrent      Current      Noncurrent
                                       -------      ----------      -------      ----------

           Assets                     $150,153            --        436,451        126,658
           Liabilities                 (13,336)      (52,104)            --       (141,735)
                                      --------       -------        -------       --------

           Net deferred tax assets
               (liabilities)          $136,817       (52,104)       436,451        (15,077)
                                      ========       =======        =======       ========

       In 1996 and 1995, the difference between the effective tax rate and the Federal statutory rate is due primarily to Federal graduated rates, state and local taxes and certain meals and entertainment expenses that are not deductible for tax purposes.

                         WARD HOWELL INTERNATIONAL, INC.

(7)    COMMON STOCK

       Common stock is issued at a price of $1,036 per share or book value per share, as defined, whichever is greater. The book value per share at December 31, 1996 and 1995 was $777 and $501, respectively. For purposes of calculating book value per share, shareholders' notes receivable are not deducted from shareholders' equity. Upon a shareholder's termination of employment or the occurrence of certain other events, the Company has the first right and option to purchase the common stock held by the shareholder at a price of $1,036 per share or book value per share, as defined, whichever is greater.


(8)    SHORT-TERM BORROWINGS

       The Company had available a line of credit with a bank in the amount of $800,000. Borrowings under this line of credit were secured by the Company's accounts receivable and carried interest at the rate of prime plus 1%. There were no such borrowings at December 31, 1996 and 1995.

                         WARD HOWELL INTERNATIONAL, INC.

                            CONDENSED BALANCE SHEETS
                                   (unaudited)

                                                                                           As of
                                                                            ------------------------------
                                ASSETS                                         9/30/97         12/31/96
                                                                            -------------    -------------
Current assets:
      Cash and cash equivalents                                             $   1,002,443    $   1,437,234
      Accounts receivable                                                       8,139,765        7,226,873
      Employee advances                                                           993,716          346,149
      Deferred income taxes                                                       136,817          136,817
      Prepaid income taxes                                                        120,494          107,984
      Prepaid expenses and other current assets                                    43,618          107,174
                                                                            -------------    -------------
          Total current assets                                                 10,436,853        9,362,231
Fixed assets, net                                                                 956,870          607,129
Investment in joint venture                                                        99,728           67,028
Other assets                                                                      345,345          344,698
                                                                            -------------    -------------
          Total assets                                                      $  11,838,796    $  10,381,086
                                                                            =============    =============

       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
      Current portion of notes payable to related parties                   $      33,021    $      33,021
      Current portion of installment notes payable                                 50,069           50,069
      Due to joint venture                                                         53,588           25,022
      Accounts payable and accrued liabilities                                    617,430        1,608,144
      Accrued compensation                                                      9,017,403        6,695,867
                                                                            -------------    -------------
          Total current liabilities                                             9,771,511        8,412,123


Notes payable to related parties, net of current portion                            50,350           42,967
Installment notes payable, net of current portion                                  36,037           78,565
Deferred rent                                                                     273,463          305,418
Deferred income taxes                                                              52,104           52,104
                                                                            -------------    -------------

Shareholders' equity:
       Common stock, $1 par value; 5,000 shares authorized; 2,146 and
          2,136 shares issued and outstanding, respectively                         2,146            2,136
       Additional paid-in capital                                               1,180,598        1,170,248
       Retained earnings                                                          558,693          487,599
       Less: subscriptions receivable                                             (86,106)        (170,074)
                                                                            -------------    -------------
          Total shareholders' equity                                            1,655,331        1,489,909
                                                                            -------------    -------------
          Total liabilities and shareholders' equity                        $  11,838,796    $  10,381,086
                                                                            =============    =============

       The accompanying notes are an integral part of these condensed financial statements.

                         WARD HOWELL INTERNATIONAL, INC.

                       CONDENSED STATEMENTS OF OPERATIONS

                     FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                   (unaudited)


                                                                             1997              1996
                                                                         -------------    -------------
 Fee revenue, net                                                        $  19,394,195    $  18,611,302

 Operating expenses:
      Compensation and benefits                                             16,958,109       16,259,327
      General and administrative expenses                                    2,383,985        1,793,215
                                                                         -------------    -------------
         Total operating expenses                                           19,342,094       18,052,542
                                                                         -------------    -------------

 Income from operations                                                         52,101          558,760

 Equity in net income from joint venture                                        37,303           10,751

 Other income (expense):
      Interest income                                                           49,179           15,849
      Interest expense                                                          (9,581)         (10,448)
                                                                         -------------    -------------

 Income before income taxes                                                    129,002          574,912

 Income tax expense                                                             57,908          305,255
                                                                         -------------    -------------

         Net income                                                      $      71,094    $     269,657
                                                                         =============    =============


       The accompanying notes are an integral part of these condensed financial statements.

                         WARD HOWELL INTERNATIONAL, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                     FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                   (unaudited)


                                                                                1997            1996
                                                                            ------------    ------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                              $     71,094    $    269,657
    Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization                                            213,788         151,831
        Equity in net income of joint venture                                    (37,303)        (10,751)
        Changes in operating assets and liabilities                             (178,024)      1,329,967
                                                                            ------------    ------------
              Net cash provided by operating activities                           69,555       1,740,704
                                                                            ------------    ------------

 CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                                                        (563,529)        (70,891)
                                                                            ------------    ------------
              Net cash used in investing activities                             (563,529)        (70,891)
                                                                            ------------    ------------

 CASH FLOWS FROM FINANCING ACTIVITIES:
    Repayments of debt                                                           (35,145)        (87,911)
    Proceeds from issuance of common stock                                        94,328         507,821
                                                                            ------------    ------------
              Net cash provided by financing activities                           59,183         419,910
                                                                            ------------    ------------

 NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                           (434,791)      2,089,723
 CASH AND CASH EQUIVALENTS, at beginning of period                             1,437,234         149,487
                                                                            ------------    ------------
 CASH AND CASH EQUIVALENTS, at end of period                                $  1,002,443    $  2,239,210
                                                                            ============    ============


       The accompanying notes are an integral part of these condensed financial statements.

                         WARD HOWELL INTERNATIONAL, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (unaudited)


Note 1.

Interim Financial Information

The interim financial data is unaudited; however, in the opinion of Ward Howell International, Inc. ("WHI"), the interim data includes all adjustments, consisting only of normal recurring accruals, necessary for a fair statement of the results of the interim periods. The results of operations for the nine months ended September 30, 1997, are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1997.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholder of
Chartwell Partners International, Inc.:

We have audited the accompanying balance sheet of Chartwell Partners International, Inc. (a California corporation) as of December 31, 1996, and the related statements of income, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chartwell Partners International, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                        /s/ ARTHUR ANDERSEN LLP

Tampa, Florida,
     February 27, 1998

                     CHARTWELL PARTNERS INTERNATIONAL, INC.

                       BALANCE SHEET -- DECEMBER 31, 1996

                                     ASSETS

CURRENT ASSETS:
     Cash and cash equivalents                                                                $ 14,664
     Accounts receivable                                                                       591,247
                                                                                              --------
                      Total current assets                                                     605,911

PROPERTY AND EQUIPMENT, net                                                                    119,165

OTHER ASSETS                                                                                     6,259
                                                                                              --------
                      Total assets                                                            $731,335
                                                                                              ========

                      LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
     Accounts payable and accrued liabilities                                                 $ 33,017
     Accrued compensation                                                                      274,867
     Current maturities of long-term debt                                                       20,000
                                                                                              --------
                      Total current liabilities                                                327,884
                                                                                              --------

LONG-TERM DEBT, less current maturities                                                         31,667

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY:
     Common stock, no par value, 100,000 shares authorized, 10,000 shares issued
       and outstanding                                                                         100,000
     Retained earnings                                                                         271,784
                                                                                              --------
                      Total stockholder's equity                                               371,784
                                                                                              --------
                      Total liabilities and stockholder's equity                              $731,335
                                                                                              ========


       The accompanying notes are an integral part of this balance sheet.

                     CHARTWELL PARTNERS INTERNATIONAL, INC.


                               STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

FEE REVENUE, net                                                                            $2,618,264

OPERATING EXPENSES:
     Compensation and benefits                                                               1,896,098
     General and administrative expenses                                                       547,030
                                                                                            ----------
                      Total operating expenses                                               2,443,128
                                                                                            ----------

OPERATING INCOME                                                                               175,136

INTEREST INCOME, net                                                                            19,850
                                                                                            ----------

INCOME BEFORE PROVISION FOR INCOME TAXES                                                       194,986

PROVISION FOR INCOME TAXES                                                                       6,300
                                                                                            ----------

NET INCOME                                                                                  $  188,686
                                                                                            ==========

NET INCOME PER SHARE                                                                            $18.87
                                                                                            ==========

WEIGHTED AVERAGE SHARES OUTSTANDING                                                             10,000
                                                                                            ==========


         The accompanying notes are an integral part of this statement.

                     CHARTWELL PARTNERS INTERNATIONAL, INC.

                        STATEMENT OF STOCKHOLDER'S EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                           Common Stock                               Total
                                                      -----------------------       Retained       Stockholder's
                                                      Shares          Amount        Earnings          Equity
                                                      ------         --------       ---------      ------------
BALANCE, December 31, 1995                            10,000         $100,000       $ 278,012      $ 378,012

     Dividends                                          --               --          (194,914)      (194,914)

     Net income                                         --               --           188,686        188,686
                                                      ------         --------       ---------      ---------
BALANCE, December 31, 1996                            10,000         $100,000       $ 271,784      $ 371,784
                                                      ======         ========       =========      =========


         The accompanying notes are an integral part of this statement.

                     CHARTWELL PARTNERS INTERNATIONAL, INC.

                             STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                                               $188,686
     Adjustments to reconcile net income to net cash provided by operating activities-
              Depreciation and amortization                                                     12,194
              Changes in assets and liabilities-
                  Accounts receivable                                                          (73,695)
                  Other current assets                                                           8,058
                  Accounts payable and accrued liabilities                                      25,897
                  Other current liabilities                                                     (2,667)
                  Accrued compensation                                                         134,495
                                                                                              --------
                      Net cash provided by operating activities                                292,968
                                                                                              --------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                                                     (103,541)
                                                                                              --------
                      Net cash used in investing activities                                   (103,541)
                                                                                              --------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Repayments of long-term debt                                                              (20,000)
     Dividends paid                                                                           (194,914)
                                                                                              --------
                      Net cash used in financing activities                                   (214,914)
                                                                                              --------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                                      (25,487)

CASH AND CASH EQUIVALENTS, beginning of year                                                    40,151
                                                                                              --------

CASH AND CASH EQUIVALENTS, end of year                                                        $ 14,664
                                                                                              ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid for-
         Interest                                                                             $  6,153
         Income taxes                                                                         $  6,300



         The accompanying notes are an integral part of this statement.

                     CHARTWELL PARTNERS INTERNATIONAL, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1996

1.     ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

Organization

Chartwell Partners International, Inc. (the Company) is an executive search firm specializing in the recruitment of executives on behalf of its clients. The Company contracts with its clients, primarily on a retainer basis, to provide consulting advice on the identification, evaluation, attraction, and recommendation of qualified candidates for specific positions.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investment instruments with original maturities of three months or less to be cash equivalents.

Property and Equipment

Office furniture and equipment is stated at cost less accumulated depreciation using the straight-line method of depreciation over its estimated useful lives of five years. Computer equipment is stated at cost less accumulated depreciation using the straight-line method of depreciation over its estimated useful lives of two and one-half years. Repair and maintenance costs which do not extend the useful lives of the related assets are expensed as incurred.

Revenue Recognition

The Company derives substantially all of its revenues from professional services, which are recognized as fee revenue as clients are billed, generally over a 60- to 90-day period commencing with the initial acceptance of a search. Fee revenue is presented net of adjustments to original billings.

Income Taxes

The Company reports its earnings under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, net income is reported through the stockholder's individual income tax return, and the resulting federal tax liability is the responsibility of the individual stockholder.

The provision for income taxes relates to state income taxes owed by the Company for the year ended December 31, 1996.

Net Income Per Share

Net income per share is determined by dividing the net income by the weighted average number of shares of common stock outstanding during the period. There were no common equivalent shares outstanding during the year ended December 31, 1996.

Concentration of Credit Risk

Financial instruments which potentially expose the Company to concentration of credit risk consist primarily of accounts receivable. Credit risk arising from accounts receivable is minimal due to the large number of customers comprising the Company's customer base. The customers are concentrated primarily in the Company's United States market area.

For the year ended December 31, 1996, the Company derived approximately 17 percent of its revenues from a single customer.

Fair Value of Financial Instruments

The carrying amounts of the Company's financial assets and liabilities, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, accrued compensation and current maturities of long-term debt at December 31, 1996, approximate fair value because of the short maturities of these instruments. The carrying amount of the Company's long-term debt approximates fair value at December 31, 1996, based on current market rates of interest and maturities.

Newly Issued Accounting Standards

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 establishes new standards for computing and presenting earnings per share (EPS). Specifically, SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS, requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. EPS computed under SFAS 128 would have been the same as reflected on the accompanying statement of income.

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits" (SFAS 132). SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. SFAS 132 is effective for fiscal years beginning after December 15, 1997; earlier application is encouraged. Management has implemented SFAS 132 for the year ended December 31, 1996.

2.     PROPERTY AND EQUIPMENT:

Property and equipment consisted of the following as of December 31, 1996:

                                                                                                Amount
                                                                                              ---------
Office furniture and equipment                                                                $ 84,284
Computer equipment                                                                              65,715
                                                                                              --------
                                                                                               149,999
Less- Accumulated depreciation                                                                 (30,834)
                                                                                              --------
                                                                                              $119,165
                                                                                              ========

3.     LONG-TERM DEBT:

Long-term debt consisted of a Term Loan (the Loan) bearing interest at the bank's reference rate plus 1.5 percent (9.75 percent at December 31, 1996). The Loan requires monthly principal payments of $1,667 plus accrued interest. The Loan matures on June 1, 1999.

Aggregate principal amounts due under the Loan as of December 31, 1996, are as follows:

          Year Ending
          December 31,                                                                               Amount
          ------------                                                                              -------
             1997                                                                                   $20,000
             1998                                                                                    20,000
             1999                                                                                    11,667
                                                                                                    -------
                                                                                                    $51,667
                                                                                                    =======

The Company maintains a revolving Line of Credit (the Line) which provides for maximum borrowings of $200,000, bearing interest at the bank's reference rate plus 1.5 percent (9.75 percent at December 31, 1996). The Line expires on May 15, 1997. No amounts were outstanding under the Line as of December 31, 1996.

Under the terms of the Loan and the Line, the Company is required to maintain, among other restrictions, minimum net income levels, current ratio and liabilities to net worth ratios. In addition, the Loan and the Line contain restrictions on asset dispositions, additional debt and changes in ownership. As of December 31, 1996, the Company was in compliance with the terms and covenants of the Loan and the Line.

4.     EMPLOYEE BENEFIT PLANS:

Defined Contribution 401(k) Profit Sharing Plan

The Company maintains a defined contribution 401(k) profit sharing plan. For the year ended December 31, 1996, the Company did not make a contribution to this plan.

Money Purchase Pension Plan

The Company maintains a money purchase pension plan. For the year ended December 31, 1996, the Company has accrued for contributions totaling approximately $65,986, which are reflected in accrued compensation in the accompanying balance sheet.

5.      COMMITMENTS AND CONTINGENCIES:

Operating Leases

The Company leases certain office space under a non-cancelable operating lease.

Aggregate future minimum lease payments under this lease are as follows:

           Year Ending
           December 31,                                                                            Amount
           ------------                                                                           ---------
              1997                                                                                $  98,796
              1998                                                                                   98,796
                                                                                                  ---------
                                                                                                  $ 197,592
                                                                                                  =========

Rent expense totaled $98,796 for the year ended December 31, 1996.

6.     SUBSEQUENT EVENT:

On January 2, 1998, the Company entered into an asset sale agreement with Lamalie Associates, Inc. (LAI) to sell certain assets of the Company. The sales price was approximately $3.1 million and was paid with approximately $1.4 million of cash, a $1.25 million convertible subordinated note and LAI's common stock.

                     CHARTWELL PARTNERS INTERNATIONAL, INC.

                            CONDENSED BALANCE SHEETS

                                                                            As of
                                                                -----------------------------
                                                                  9/30/97           12/31/96
                                                                ----------          --------
                                                                (unaudited)
                                     ASSETS
Current assets:
   Cash and cash equivalents                                    $1,023,635          $ 14,664
   Accounts receivable                                             544,307           591,247
   Prepaid expenses                                                  9,019              --
                                                                ----------          --------
      Total current assets                                       1,576,961           605,911
                                                                ----------          --------
Property and equipment, net                                        132,714           119,165
Other assets                                                         6,259             6,259
                                                                ----------          --------
      Total assets                                              $1,715,934          $731,335
                                                                ==========          ========
                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:

   Accounts payable and accrued liabilities                     $  107,721          $ 33,017
   Accrued compensation                                            889,692           274,867
   Current maturities of long-term debt                             20,000            20,000
                                                                ----------          --------
      Total current liabilities                                  1,017,413           327,884
Long-term debt, less current maturities                             16,667            31,667
Commitments and contingencies
Stockholder's equity:

   Common stock; no par value; 100,000 shares authorized;          100,000           100,000
      10,000 shares issued and outstanding

   Retained earnings                                               581,854           271,784
                                                                ----------          --------
      Total stockholder's equity                                   681,854           371,784
                                                                ----------          --------
      Total liabilities and stockholder's equity                $1,715,934          $731,335
                                                                ==========          ========

 The accompanying notes are an integral part of these condensed financial statements.

                     CHARTWELL PARTNERS INTERNATIONAL, INC.

                         CONDENSED STATEMENTS OF INCOME

                     FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                   (unaudited)

                                                                   1997                1996
                                                                ----------          ----------
Fee revenue, net                                                $2,803,653          $1,863,371

Operating expenses:
     Compensation and benefits                                   2,192,543           1,422,074
     General and administrative expenses                           317,857             342,148
                                                                ----------           ---------
        Total operating expenses                                 2,510,400           1,764,222
                                                                ----------           ---------

Operating income                                                   293,253              99,149


Interest income, net                                                18,459              15,823
                                                                ----------            --------
Income before provision for income taxes                           311,712             114,972

Provision for income taxes                                           1,642               3,347
                                                                ----------           ---------
        Net income                                              $  310,070           $ 111,625
                                                                ==========           =========

 The accompanying notes are an integral part of these condensed financial statements.

                     CHARTWELL PARTNERS INTERNATIONAL, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                     FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                   (unaudited)

                                                                   1997                1996
                                                                ----------          --------
CASH FLOWS FROM OPERATING ACTIVITIES:                           $  310,070          $111,625
   Net income
   Adjustments to reconcile net income to net cash
   provided by operating activities:
       Depreciation and amortization                                42,628            24,008
       Changes in operating assets and liabilities                 727,450           800,297
                                                                ----------          --------
             Net cash provided by operating activities           1,080,148           935,930
                                                                ----------          --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                            (56,177)          (42,798)
                                                                ----------          --------
             Net cash used in investing activities                 (56,177)          (42,798)
                                                                ----------          --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayments of debt                                              (15,000)          (15,000)
   Dividends paid                                                     --            (104,914)
                                                                ----------          --------
             Net cash used in financing activities                 (15,000)         (119,914)
                                                                ----------          --------

NET INCREASE IN CASH AND CASH
  EQUIVALENTS                                                    1,008,971           773,218

CASH AND CASH EQUIVALENTS, at beginning of period                   14,664            40,151
                                                                ----------          --------
CASH AND CASH EQUIVALENTS, at end of period                     $1,023,635          $813,369
                                                                ==========          ========

The accompanying notes are an integral part of these condensed financial statements.

                     CHARTWELL PARTNERS INTERNATIONAL, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (unaudited)

Note 1.

Interim Financial Information

The interim financial data is unaudited; however, in the opinion of Chartwell Partners International, Inc. ("CPI"), the interim data includes all adjustments, consisting only of normal recurring accruals, necessary for a fair statement of the results of the interim periods. The results of operations for the nine months ended September 30, 1997, are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1997.

                            LAMALIE ASSOCIATES, INC.

                            INTRODUCTION TO UNAUDITED

                     PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements for the year ended February 28, 1997, and the nine months ended November 30, 1997, have been prepared to reflect the financial position of Lamalie Associates, Inc. ("LAI" or "the Company") as if the acquisitions of Chartwell Partners International, Inc. ("CPI") in January 1998, and Ward Howell International, Inc. ("WHI") in February 1998, had occurred effective March 1, 1996.

WHI Acquisition

The acquisition was treated as a purchase for financial reporting purposes. The Company acquired WHI for approximately $20 million. The purchase consideration consisted of (1) approximately $8.7 million cash, (2) $7.6 million in notes payable over three years, accruing interest on the unpaid balance at the rate of
5.0 percent per annum, and (3) approximately 190,000 shares of the Company's common stock. Approximately $8.7 million of the purchase consideration was derived from the proceeds of the Company's initial public offering which had been invested in short-term investment securities since July 1997.

CPI Acquisition

The acquisition was treated as a purchase for financial reporting purposes. The Company acquired CPI for approximately $3.1 million. The purchase consideration consisted of (1) approximately $1.4 million cash, (2) a convertible subordinated promissory note of the Company in the principal amount of $1.2 million, payable over three years, accruing interest on the unpaid balance at the rate of 6.75 percent per annum and convertible into shares of the Company's common stock at each anniversary date at the prices specified in the asset purchase agreement, and (3) approximately 26,000 shares of the Company's common stock. Approximately $1.4 million of the purchase consideration was derived from the proceeds of the Company's initial public offering which had been invested in short-term investment securities since July 1997.

The Company believes that the assumptions used in preparing the unaudited pro forma combined financial statements contained herein provide a reasonable basis on which to present the unaudited pro forma combined financial data. The unaudited pro forma combined financial statements are provided for informational purposes only and should not be construed to be indicative of the results of operations or financial position of the Company had the transactions occurred on the date indicated and are not intended to project the Company's results of operations or its financial position for any future period or as of any future date. The unaudited pro forma combined financial statements should be read in conjunction with the separate historical financial statements of the Company, CPI and WHI and in conjunction with the related assumptions and notes to these unaudited pro forma combined financial statements. The historical financial statements of CPI and WHI for the year ended December 31, 1996, were used in preparing the unaudited pro forma combined statement of operations for the year ended February 28, 1997. The unaudited pro forma combined financial statements as of and for the nine months ended November 30, 1997, were prepared using the unaudited condensed financial statements of CPI and WHI as of and for the nine months ended September 30, 1997.

The unaudited pro forma combined financial statements do not reflect the effect of expected decreases in expenses as a result of cost savings which may be achieved through facilities, technology and administrative integration. Likewise, these statements do not reflect expected increases in levels of expenses as a result of planned upgrades to CPI's and WHI's management information systems. Such items are not reflected because they are not factually determinable or estimable.

                            LAMALIE ASSOCIATES, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                             AS OF NOVEMBER 30, 1997
                                 (In thousands)

                                                                    Businesses Acquired
                                                                   ---------------------
                                                                                              Acquisition             Pro Forma
                                                        LAI           CPI          WHI        Adjustments              Combined
                                                      --------     --------     --------      ------------            ---------
ASSETS
Current assets:

   Cash and cash equivalents                          $21,739      $  1,024     $  1,002         ($9,910) (a),(b)     $ 13,855

   Accounts receivable, net                            14,920           544        8,140            (544) (a)           23,060

   Employee advances                                       --            --          994            (974) (b)               20

   Prepaid expenses                                     1,445             9           44              (9) (a)            1,489

   Refundable income taxes                              1,419            --          120              --                 1,539

   Deferred tax assets                                    376            --          137              --                   513
                                                      -------      --------     --------         -------              --------

      Total current assets                             39,899         1,577       10,437         (11,437)               40,476

Property and equipment, net                             4,901           133          957            (964) (a)            5,027

Non-current deferred tax assets                         2,949            --           --             (52) (a)            2,897

Goodwill                                                   --            --           --          24,233  (a)           24,233

Other assets                                            3,878             6          445             (19) (a)            4,310
                                                      -------      --------     --------         -------               -------

      Total assets                                    $51,627      $  1,716     $ 11,839         $11,761               $76,943
                                                      =======      ========     ========         =======               =======

                            LAMALIE ASSOCIATES, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                             AS OF NOVEMBER 30, 1997

                                 (In thousands)
                                   (Continued)

                                                                    Businesses Acquired
                                                                   ---------------------
                                                                                              Acquisition           Pro Forma
                                                        LAI           CPI          WHI        Adjustments            Combined
                                                      --------     ---------    --------      ------------          ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                   $  1,122      $    107    $    617      $     (61) (a)        $  1,785
   Accrued compensation                                 11,740           890       9,017           (890) (a)          20,757
   Current maturities of long-term debt                    114            20          83          2,864  (a),(b)       3,081
   Other current liabilities                               192            --          55          2,500  (a)           2,747
                                                      --------      --------    --------      ---------             --------
      Total current liabilities                         13,168         1,017       9,772          4,413               28,370
                                                      --------      --------    --------      ---------             --------
Accrued rent                                             1,015            --         273           (273) (a)           1,015
Long-term debt, less current maturities                    140            17          86          5,802  (a),(b)       6,045
Deferred compensation                                    6,676            --          --             --                6,676
Deferred taxes                                              --            --          52            (52) (a)              --
                                                      --------      --------    --------      ---------             --------
Stockholders' equity:
   Common stock                                             54           100           2           (100) (a)              56
   Additional paid-in capital                           29,138            --       1,181          3,026  (a)          33,345
   Subscriptions receivable                                 --            --         (86)            86  (b)              --
   Retained earnings                                     1,436           582         559         (1,141) (a)           1,436
                                                      --------      --------    --------      ---------             --------
      Total stockholders' equity                        30,628           682       1,656          1,871               34,837
                                                      --------      --------    --------      ---------             --------
      Total liabilities and stockholders' equity      $ 51,627      $  1,716    $ 11,839      $  11,761             $ 76,943
                                                      ========      ========    ========      =========             ========

         See Notes to Unaudited Pro Forma Combined Financial Statements.

                            LAMALIE ASSOCIATES, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED FEBRUARY 28, 1997
                      (In thousands, except per share data)

                                                                                  Businesses Acquired
                                                                                  -------------------
                                                       Compensation   Pro Forma                         Acquisition      Pro Forma
                                               LAI      Adjustments      LAI        CPI         WHI     Adjustments      Combined
                                             -------   ------------   ---------   -------    --------   -----------      --------
Fee revenue, net                             $46,437     $    --       $46,437    $ 2,618    $ 25,138     $     --        $74,193

Operating expenses:
   Compensation and benefits                  39,928      (4,575) (c)   35,353      1,896      22,370       (2,341) (d)    57,278
   General and administrative expenses         6,685          --         6,685        547       2,079          --           9,311
   Goodwill amortization                          --          --            --         --          --          808  (e)       808
                                             -------     -------       -------    -------    --------     --------        -------
      Total operating expenses                46,613      (4,575)       42,038      2,443      24,449       (1,533)        67,397
                                             -------     -------       -------    -------    --------     --------        -------

Operating income (loss)                         (176)      4,575         4,399        175         689        1,533          6,796
Interest income (expense), net                  (376)         --          (376)        20          31         (901) (f)    (1,226)
                                             -------     -------       -------    -------    --------     --------        -------
Income (loss) before provision for              (552)      4,575         4,023        195         720          632          5,570
    income taxes
Provision for income taxes                        15       1,675  (c)    1,690          6         382          558  (g)     2,636
                                             -------     -------       -------    -------    --------     --------        -------
      Net income (loss)                      $  (567)    $ 2,900       $ 2,333    $   189    $    338     $     74        $ 2,934
                                             =======     =======       =======    =======    ========     ========        =======
Net income (loss) per common and
    common equivalent share                  $ (0.18)                  $  0.73                                            $  0.86
                                             =======                   =======                                            =======
Weighted average common and
    common equivalent shares
    outstanding                                3,199                     3,199                                              3,415
                                             =======                   =======                                            =======

         See Notes to Unaudited Pro Forma Combined Financial Statements.

                            LAMALIE ASSOCIATES, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                   FOR THE NINE MONTHS ENDED NOVEMBER 30, 1997
                      (In thousands, except per share data)


                                                                          Businesses Acquired
                                                                         -----------------------     Acquisition       Pro Forma
                                                             LAI            CPI           WHI        Adjustments       Combined
                                                            -------      --------        -------     -----------       ---------
Fee revenue, net                                            $45,847      $  2,804        $19,394      $      --        $   68,045

Operating expenses:
   Compensation and benefits                                 35,152         2,192         16,958         (2,240) (d)       52,062
   General and administrative expenses                        5,872           318          2,384             --             8,574
   Goodwill amortization                                         --            --             --            606  (e)          606
                                                           --------      --------        -------       --------        ----------
      Total operating expenses                               41,024         2,510         19,342         (1,634)           61,242
                                                           --------      --------        -------       --------        ----------

Operating income                                              4,823           294             52          1,634             6,803
Interest income (expense), net                                   45            18             77           (676) (f)         (536)
                                                           --------      --------        -------       --------        ----------
Income before provision for income taxes                      4,868           312            129            958             6,267
Provision for income taxes                                    2,094             2             58            768  (g)        2,922
                                                           --------      --------        -------       --------        ----------
      Net income                                           $  2,774      $    310        $    71       $    190        $    3,345
                                                           ========      ========        =======       ========        ==========
Net income per common and
   common equivalent share                                 $   0.63                                                    $     0.72
                                                           ========                                                    ==========

Weighted average common and common
   equivalent shares outstanding                              4,413                                                         4,629
                                                           ========                                                    ==========

         See Notes to Unaudited Pro Forma Combined Financial Statements.

                            LAMALIE ASSOCIATES, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a) To reflect purchase accounting adjustments for allocation of purchase price and to reflect the use of cash, borrowing and issuance of common stock by the Company to finance the transactions.

(b) To reflect settlement of WHI employee and related party receivables and payables required as a condition to completing the transaction.

(c) To reflect the elimination of that portion of consultant compensation that exceeds the amount which would have been paid to the Company's consultants had the Company's revised compensation plan for consultants, adopted March 1, 1997, been in effect for all of fiscal 1997 and the related increase in provision for income taxes.

(d) To reflect the elimination of that portion of consultant compensation that exceeds the amount which would have been paid had the WHI consultants been paid under the Company's revised compensation plan for consultants, adopted March 1, 1997.

(e) To reflect the increase in amortization expense related to the goodwill recorded under the purchase method of accounting. The Company amortizes goodwill over 30 years.

(f) To reflect the elimination of interest income foregone in connection with the cash used in the acquisitions and the increase in interest expense for the notes payable issued in connection with the acquisitions bearing interest at rates ranging from 5 to 6.75 percent.

(g) To reflect the increase in income tax expense based on the pro forma adjustments to income before provision for income taxes based on the Company's effective tax rate after consideration of certain portions of goodwill which are not deductible for income tax purposes.

                                   SIGNATURES




     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, Registrant's principal financial officer, thereunto duly authorized.



                                             LAMALIE ASSOCIATES, INC.
                                            ------------------------
                                                   (Registrant)



March 13, 1998



                                             /s/ JACK P. WISSMAN
                                            ------------------------
                                                 Jack P. Wissman
                                             Executive Vice President
                                              (Authorized officer of
                                             Registrant and principal
                                                financial officer)